As filed with the Securities and Exchange Commission on March 9, 2006
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    Form S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ----------------

                               PARKERVISION, INC.
             (Exact name of registrant as specified in its charter)

               Florida                                        59-2971472
      State or Jurisdiction of                            (I.R.S. Employer
    Incorporation or Organization                       Identification Number)

                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
                    (Address of principal executive offices)

                     Jeffrey Parker, Chief Executive Officer
                               ParkerVision, Inc.
                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:
                             David Alan Miller, Esq.
                                 Graubard Miller
                        405 Lexington Avenue, 19th Floor
                            New York, New York 10174
                            Telephone (212) 818-8800
                            Facsimile (212) 818-8881

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                              Proposed maximum     Proposed maximum      Amount of
                                             Amount to be      offering price          aggregate        registration
Title of Securities to be registered          registered          per share         offering price          fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                  2,373,335           $8.94(1)         $21,217,614.90(1)     $2,270.29
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 issuable
upon exercise of Redeemable Common Stock       593,335            $8.50(2)          $5,043,348 (2)        $539.64
Purchase Warrants
----------------------------------------------------------------------------------------------------------------------
         Total Fee Paid........................................................................          $2,809.93
======================================================================================================================

(1) Based upon the market price of the Common Stock, as reported by the Nasdaq Stock Market on March 6, 2006, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act").

(2) Determined in accordance with Rule 457(g) promulgated under the Securities Act.

(3) Pursuant to Rule 416, additional securities are being registered as may be required for issuance pursuant to the anti-dilution provisions of the Redeemable Common Stock Purchase Warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               -------------------

      The information in this prospectus is incomplete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

                   Preliminary Prospectus Dated March 9, 2006

                              Subject to Completion

PROSPECTUS


                               PARKERVISION, INC.


                        2,966,670 Shares of Common Stock


      This prospectus covers up to 2,966,670 shares of common stock of ParkerVision, Inc. that may be offered for resale or otherwise disposed of by the account of the selling stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 9. Of that amount, 2,373,335 shares of common stock were issued in a private placement of shares of common stock and redeemable common stock purchase warrants concluded on February 3, 2006, and 593,335 shares will be issued upon exercise of the redeemable common stock purchase warrants prior to their offer and sale pursuant to this prospectus.

      Our common stock is traded on the Nasdaq National Market System under the symbol PRKR. On March 6, 2006, the last reported sale price of our common stock was $8.94.

      We will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders. To the extent that any of the redeemable common stock purchase warrants are exercised, we will receive the exercise price paid for the shares of common stock purchased thereunder.

      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March  , 2006

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                Table of Contents

BUSINESS SUMMARY...............................................................5
RISK FACTORS...................................................................6
USE OF PROCEEDS................................................................9
SELLING STOCKHOLDERS..........................................................10
PLAN OF DISTRIBUTION..........................................................13
LEGAL MATTERS.................................................................15
EXPERTS.......................................................................15
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................15

                  ---------------------------------------------

                                BUSINESS SUMMARY

General

      ParkerVision, Inc., referred to in this prospectus as ParkerVision, we or us, designs, develops and markets wireless semiconductors based on its proprietary wireless radio frequency ("RF") technology, called Energy Signal Processing(TM), or ESP(TM).

      Late in 2003, we began manufacturing and selling branded wireless networking products through retail and internet retail distribution channels. All of our revenues from continuing operations to date have been generated from these branded wireless networking products that incorporate our proprietary technology. In June 2005, we exited our manufacturing and retail sales activities in pursuit of our longer-term business strategy of establishing relationships with original equipment manufacturers ("OEMs") for the incorporation of our technology into products manufactured by others. ParkerVision plans to sell integrated circuits ("ICs") as well as license implementations of its technology with an immediate market focus on top tier OEMs who manufacture third generation (3G) mobile handsets. We believe our proprietary wireless technologies embody significant industry advances that can be commercialized in both the near and longer term.

      Prior to May 2004, ParkerVision also operated a video division using proprietary products. That division was sold in May 2004 to focus on commercialization of its RF technology and the wireless product opportunities.

      To date, our wireless operations have not generated any significant revenue. The ability for wireless revenues to offset costs is subject to our ability to successfully market our technology for integration into widely deployed products that are manufactured by others. ParkerVision believes its ESP technology has substantial advantage over competing technologies, especially in the emerging 3G mobile handset market where the ParkerVision technology processes the RF waveform in a more optimal manner thereby allowing OEMs to create handsets that have extended battery life, more easily incorporate multiple air interface standards and frequencies in smaller form factors, and reduce manufacturing costs. The ParkerVision technology provides such attractive benefits, in part, because its unique integrated circuit architecture enables efficient digital circuit processing, eliminating many of the limitations of legacy analog processing. Longer term, we believe the ParkerVision technology will also prove to be attractive to the wireless carriers as it can significantly increase capacity, coverage and data throughput of their networks.

      We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256. Our telephone number is (904) 737-1367.

Sale of Common Stock and Redeemable Stock Purchase Warrants and Related Accounting Treatment

      On February 3, 2006, we completed the sale of 2,373,335 shares of common stock and 593,335 redeemable common stock purchase warrants for net proceeds of approximately $16,300,000. The offering was made to a limited number of institutional and other investors. The warrants are immediately exercisable and expire on February 3, 2011.

Patents

      We have obtained 26 United States patents and 46 foreign patents related to its ESP technologies and have 97 patent applications pending in the United States and other countries. ParkerVision estimates the economic life of its patents to be fifteen to twenty years. We believe the number and scope of these patents are an important asset of ParkerVision and gives it a significant competitive advantage.

                                  RISK FACTORS

      The shares of common stock being offered hereby are speculative and should not be purchased by anyone who cannot afford a loss of their entire investment. Before making an investment in ParkerVision, you should carefully consider the risks described below.

      We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operations.

      We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at December 31, 2005, was $133.6 million. The net loss for 2005 was $23.1 million. To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs. We also will continue to make expenditures on marketing, research and development, pursuit of patent protection for our intellectual property and operational costs for fulfillment of any contracts that we achieve for the sale of our products or technologies. We expect that our revenues in the near term will not bring the company to profitability. If we are not able to generate sufficient revenues or we have insufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment. This may result in a change in our business strategies.

      We expect to need additional capital in the future, which if we are unable to raise will result in our not being able to implement our business plan as currently formulated.

      Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses from the sale of equity securities from time to time and the sale of our video division in 2004. We anticipate that our business plan will continue to require significant expenditures for research and development, patent protection, manufacturing, marketing and general operations. Our current capital resources are expected to sustain operations through the first half of 2007, if not longer. Thereafter, unless we increase revenues to a level that they cover operating expenses or we reduce costs, we will require additional capital to fund these expenses. Financing, if any, may be in the form of loans or additional sales of equity securities. A loan or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to the Company. The sale of equity securities will result in dilution to the current stockholders' ownership. The long-term continuation of our business plan is dependent upon the generation of sufficient revenues from the sale of our products, additional funding or reducing expenses or a combination of the foregoing. The failure to generate sufficient revenues, raise capital or reduce expenses could have a material adverse effect on our ability to achieve our long-term business objectives.

      Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

      Because of the rapid technological development that regularly occurs in the microelectronics industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. For example, in fiscal year 2004 and 2005, we spent approximately $11.4 and $10.3 million, respectively, on research and development, and we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish and increase market share and, ultimately, to grow revenues. If another company offers better products or our product development lags, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

      If our products are not commercially accepted, our developmental investment will be lost and our future business continuation will be impaired.

      There can be no assurance that our research and development will produce commercially viable technologies and products. If existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

      If our patents and intellectual property do not provide us with the anticipated market protections and competitive position, our business and prospects will be impaired.

      We rely on our intellectual property, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that many of our patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. In addition, there would be an adverse impact on the Company's financial condition and business prospects.

      If we cannot demonstrate that our technologies and products can compete in the marketplace and are better than current competitive solutions, then we will not be able to generate the sales we need to continue our business and our prospects will be impaired.

      We expect to face competition from chip suppliers such as RF MicroDevices, Anadigics, Skyworks, Texas Instruments and Philips, among others. Our technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged. If our technologies and products are not established in the market place as improvements over current, traditional chip solutions in wireless communications, our business prospects and financial condition will be adversely affected.

      We anticipate selling chips and certain other components to OEMs for which there may only be a limited number of qualified foundries; therefore if we cannot secure a foundry relationship for the time and quantity needed, we will not be able to supply our customers and generate revenues.

      We anticipate that our future revenues will come from products that we manufacture using the facilities of third party foundries. We believe there are several such producers available for the production of our products. If, however, the foundry with which we are working is not able to devote the manufacturing space and time or is not able to carry our production for us, we will have to locate another qualified foundry. Locating and changing foundries may take unexpected amounts of time and likely will cause delays and additional expenses. An unsuccessful business relationship with a foundry or a change in foundries also likely will result in our being unable to temporarily supply customers which might jeopardize the relationship, result in penalties and cause a loss of revenues.

      We believe that we will rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and loss of business opportunity.

      To achieve a wide market awareness and acceptance of our products, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate our components into their products and/or market products based on our technologies. Our successful commercialization of our products will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure of the business relationships will limit the commercialization of our products which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

      We have limited experience interfacing with third party foundry partners for high volume production of chips to be sold to the OEM market which may result in production inadequacies, delays and rejection.

      We have limited experience interfacing with third party foundry partners for the high volume production of chips for the OEM market. If there are manufacturing errors resulting from our inexperience or by the third party manufacturers, there may be resulting delays while they are corrected. In addition, using others to manufacture on our behalf exposes us to timing, quality and delivery risks. The failure to produce adequate numbers of products, at the quality levels expected by our customers, may result in the loss of acceptance of our products, or result in excessive returns and possible warranty claims. These may result in loss of commercialization opportunities as well as adversely affect revenues and cause additional, unanticipated expenses.

      We are highly dependent on Mr. Jeffrey Parker as our chief executive officer whose services, if lost, would have an adverse impact on the leadership of the Company and industry and investor perception about our future.

      Because of Mr. Parker's position in the company and the respect he has garnered in the industry in which we operate and from the investment community, the loss of the services of Mr. Parker might be seen as an impediment to the execution of our business plan. If Mr. Parker were no longer available to the company, investors may experience an adverse impact on their investment. We do not currently have an employment agreement with Mr. Parker. We maintain key-employee life insurance for our benefit on Mr. Parker.

      If we are unable to attract highly skilled employees we will not be able to execute our research and development plans or provide the highly technical services that our products require.

      Our business is very specialized, and therefore it is dependent on having skilled and specialized employees to conduct our research and development activities, operations, marketing and support. The inability to obtain these kinds of persons will have an adverse impact on our business development because persons will not obtain the information or services expected in the markets and may prevent us from successfully implementing our current business plans.

      The outstanding options and warrants may affect the market price and liquidity of the common stock.

      At December 31, 2005, we had 20,958,765 shares of common stock outstanding and had 6,340,674 exercisable options and warrants for the purchase of shares of common stock, assuming no terminations or forfeitures of such options and warrants. In addition, on February 3, 2006, we issued warrants for the purchase of 593,335 shares of common stock in connection with the sale of equity securities. On December 31, 2006 and 2007, there will be 7,269,791 and 7,454,539, respectively, currently outstanding and exercisable options and warrants (assuming no terminations or forfeitures). All of the underlying common stock of these securities is or will be registered for sale to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current stockholders' ownership.

      Provisions in the certificate of the incorporation and by-laws could have effects that conflict with the interest of stockholders.

      Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval, and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

      We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the company without prior consultation with the board of directors and management which may conflict with the interests of some of the stockholders.

      On November 17, 2005, the board of directors adopted a shareholder protection rights plan which called for the issuance on November 29, 2005 as a dividend rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as "flip-in" and "flip-over" provisions that could make any acquisition of the company more costly. The principal objective of the plan is to cause someone interested in acquiring the company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent or discourage a takeover offer that some stockholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the stockholders.

                                 USE OF PROCEEDS

      All the shares covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders. ParkerVision will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

      If the redeemable common stock warrants are exercised, we will receive up to $5,043,348 in gross proceeds.

                              SELLING STOCKHOLDERS

      The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at March 6, 2006. It is also adjusted to give effect to the sale of all of the shares offered by them under this prospectus. Unless otherwise indicated, the selling stockholder possesses sole voting and investment power with respect to the securities shown.

                                                                                                   After Offering
                                                                                              ----------------------

                                                 Number of
                                                  Shares                                        Number of
                                               Beneficially                     Number of        Shares
                                              Owned Prior to    Percentage        Shares      Beneficially      % of
Name                                             Offering+       of Class      to be Sold+        Owned        Class
----                                             ---------       --------      -----------        -----        -----
Heartland Value Fund (1)                         1,875,000         7.9%         1,875,000          -0-          -0-

Southwell Partners, L.P. (2)                      181,168          0.8%          166,668         14,500          *

Hilltop Holding Company L.P. (3)                  166,666          0.7%          166,666           -0-          -0-

Nite Capital LP (4)                               83,334           0.4%           83,334           -0-          -0-

D.B. Zwirn Special Opportunity Fund, Ltd.
   (5)                                            49,168           0.2%           49,168           -0-          -0-

D.B. Zwirn Special Opportunities Fund, L.P.
   (6)                                            27,500           0.1%           27,500           -0-          -0-

D.B. Zwirn Special Opportunities Fund (TE),
   L.P. (7)                                        6,666             *            6,666            -0-          -0-

Knoll Capital Fund II Master Fund (8)             324,934          1.4%           83,334         241,600        1.0%

Europa International, Inc. (8)                    83,334           0.4%           83,334           -0-          -0-

Goldman Sachs Asset Management, L.P. (9)(10)      250,000          1.1%          100,000         150,000        0.6%

Goldman Sachs GMS Small Cap Advisers 2
   (9)(10)                                         8,125             *            8,125            -0-          -0-

J B Were Global Small Companies Pooled Fund
   (9)(10)                                        292,050          1.3%           96,250         195,800        0.8%

J B Were Global Small Companies Fund (9)(10)      31,475           0.1%           21,250         10,225          *

Optimix Investment Management Limited (9)         34,375           0.1%           10,625         23,750         0.1%

SEI U.S. Small Companies Fund (9)(11)             27,500           0.1%           12,500         15,000          *

SEI Institutional Investments Trust, Small
   Cap Fund (9)(11)                               215,250          0.9%           41,250         174,000        0.7%

SEI Institutional Investments Trust,
Small/Mid Cap Fund (9)(11)                        127,850          0.5%           72,500         55,350         0.2%

                                                                                                   After Offering
                                                                                              -----------------------

                                                 Number of
                                                  Shares                                        Number of
                                               Beneficially                     Number of        Shares
                                              Owned Prior to    Percentage        Shares      Beneficially      % of
Name                                             Offering+       of Class      to be Sold+        Owned        Class
----                                             ---------       --------      -----------        -----        -----
Pension Plan for Management and                   25,150           0.1%           4,375          20,775          *
Professional Employees of TELUS Corp -
Alpha (9)

Pension Plan for Management and                   12,175             *            2,500           9,675          *
Professional Employees of TELUS Corp. -
Beta (9)

Australian Retirement Fund (9)                    65,600           0.3%           22,500         43,100         0.2%

Talvest Small Cap. Cdn. Equity Fund (9)           11,875             *            11,875           -0-          -0-

Wellington Management Portfolios (Dublin) -       55,025           0.2%           10,000         45,025         0.2%
   Global Smaller Companies Equity
   Portfolio (9)

Telstra Super Pty Ltd. (9)                        58,550           0.2%           11,250         47,300         0.2%

--------------------------
+ Includes shares underlying immediately exercisable warrants issued to selling stockholders in the February 3, 2006 private placement which have been registered for re-offer and re-sale.

*     Less than 1.0%.

(1)   Heartland Advisors, Inc. is the investment advisor for Heartland Value
      Fund.

(2) Mr. Wilson Jaeggli, the managing director of Southwell Partners, L.P., has the ability to vote and dispose of the shares of common stock of the selling shareholder.

(3) Mr. Jack Silver, the general partner of Hilltop Holding Company L.P., has the ability to vote and dispose of the shares of common stock of the selling shareholder.

(4) Mr. Kenneth Goodman, the manager of the general partner of Nite Capital LP, has the ability to vote and dispose of the shares of common stock of the selling shareholder.

(5) D.B. Zwirn & Co., L.P. is the trading manager of D.B. Zwirn Special Opportunities Fund, Ltd. and consequently has voting control and investment discretion over the securities held by D.B. Zwirn Special Opportunities Fund, Ltd. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

(6) D.B. Zwirn & Co., L.P. is the trading manager of D.B. Zwirn Special Opportunities Fund, L.P. and consequently has voting control and investment discretion over the securities held by D.B. Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

(7) D.B. Zwirn & Co., L.P. is the trading manager of D.B. Zwirn Special Opportunities Fund (TE), L.P. and consequently has voting control and investment discretion over the securities held by D.B. Zwirn Special Opportunities Fund (TE), L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

(8) Mr. Fred Knoll is an officer of Knoll Capital Management which is a principal of KOM Capital Management, which is the investment manager of Knoll Capital Fund II and Europa International, Inc. and consequently he is deemed to have the ability to vote and dispose of the shares of common stock of the selling shareholders.

(9) The selling stockholder is an advisory client of Wellington Management Company, LLP ("Wellington Management"). Wellington Management is an investment adviser registered with the Securities and Exchange Commission under Section 203 of the Investment Advisers Act of 1940, as amended. Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of the shares of common stock of ParkerVision that are owned of record by investment advisory clients of Wellington Management. Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting and/or dispositive power with respect to such shares. Of the shares of common stock of ParkerVision held by its advisory clients, Wellington Management has shared voting authority over 1,453,175 shares and no voting authority over 1,971,775 shares.

(10) Goldman Sachs & Co., an affiliate of a registered broker-dealer, and JB Were are engaged in a global alliance that offers, among other services, cash management and share trading services to retail investors. Therefore the selling stockholder may be deemed to be an affiliate of a member of the NASD.

(11) SEI Investments Distribution Company, the advisor to the selling stockholder, is a registered broker dealer and is a wholly owned subsidiary of SEI Investments Company, and therefore the selling stockholder may be considered an affiliate of a member of the NASD.

      On February 3, 2006, ParkerVision consummated the sale of an aggregate of 2,373,335 shares of common stock and 593,335 redeemable common stock purchase warrants in a private placement to a limited number of institutional and other investors pursuant to offering exemptions under the Securities Act of 1933. The gross proceeds of the offering were approximately $17,800,000. We paid approximately $1,500,000 in fees and expenses in connection with the offering. Based on representations to the company in the purchase agreements and investor questionnaires, none of the selling stockholders had agreements or understandings, directly or indirectly, with any person to distribute the shares, and purchased them in the ordinary course for investment purposes.

      The redeemable common stock purchase warrants are exercisable until February 3, 2011, at an exercise price of $8.50 per share. They may be redeemed at a redemption price of $.01 per share commencing February 3, 2008 until the expiration date, on one occasion, in whole or in part, if the volume-weighted average price of a share of common stock has been 200% or more of the then exercise price for fifteen of the twenty consecutive trading days ending within five days of the date of the redemption notice. The company may give notice of redemption not less than ten trading days or more than twenty trading days prior to the redemption date and provided that there is an effective re-offer registration statement for the underlying shares. Until redeemed, the holder has the right to exercise the warrant. If the warrants are to be redeemed in part, they will be redeemed pro-rata among all the outstanding warrants.

      ParkerVision agreed to register the shares of common stock sold in the offering and underlying the warrants for resale by the investors in the private placement. The registration provisions provide that if the registration statement is not declared effective by May 4, 2006, or June 3, 2006 if the registration statement is reviewed by the staff of the SEC, or the registration statement is suspended after it is declared effective, any selling stockholder who owns shares of common stock purchased in the private placement will be entitled to liquidated damages of 1% of the purchase price, per month, on a pro rata daily basis, until the registration statement is declared effective or available for use after a suspension. The maximum penalty is limited to 10% of the purchase price. ParkerVision and the selling shareholders, severally, have agreed to indemnify each other in certain circumstances in connection with the registration statement.

                              PLAN OF DISTRIBUTION

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      -     privately negotiated transactions;

      - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

      - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      -     a combination of any such methods of sale; and

      -     any other method permitted pursuant to applicable law.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. After the effectiveness of the registration statement, the selling stockholders may also sell shares of our common stock short and deliver common stock to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

      We will pay all the costs, expenses and fees incident to the registration of the common stock. The selling stockholders will pay the costs, expenses and fees incident to the offer and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

      The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller.

                                     EXPERTS

      The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

      o Annual Report on Form 10-K for the fiscal year ended December 31, 2005; o Current Report on Form 8-K dated February 7, 2006;

      o Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended; and

      o Form 8-A filed on November 22, 2005, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

      Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 8493 Baymeadows Way, Jacksonville, Florida 32256.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee...................................$     2,809.93
Legal Fees and Expenses...........................................     25,000.00
Accounting Fees and Expenses......................................     10,000.00
Printing  ........................................................        500.00
Miscellaneous.....................................................      1,690.07
                                                                     -----------
          TOTAL...................................................$    40,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

      The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

      We have entered into indemnification and reimbursement agreements with each of our directors.

      The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

      To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 16.  EXHIBITS

                                                                 Incorporated by
   Exhibit                                                        Reference from
   Number                        Description                         Document               Filing Status
   -----                         -----------                         --------               -------------
     5.1       Opinion of Graubard Miller                               --                  Filed herewith
    10.1       Form of Stock and Warrant Purchase Agreement            (1)              Incorporated herewith
               with each of the investors in the February 2006
               private placement who are the Selling
               Stockholders
    10.2       Form of 2006 Redeemable Common Stock Purchase           (2)              Incorporated herewith
               Warrant
    10.3       Schedule of February 2006 Investors                     (3)              Incorporated herewith
    23.1       Consent of PricewaterhouseCoopers LLP                    --                  Filed herewith
    23.2       Consent of Graubard Miller (included in Exhibit          --                  Filed herewith
               5.1)
    24.1       Power of Attorney (included on signature page            --                  Filed herewith
               of this Registration Statement)

-------------------------------

(1) Incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K, dated February 3, 2005, filed February 7, 2006.

(2) Incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K, dated February 3, 2006, filed February 7, 2006.

(3) Incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K, dated February 3, 2006, filed February 7, 2006.


Item 17. UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That

            A. paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Jacksonville, Florida on March 9, 2006.

                                PARKERVISION, INC
                                  (Registrant)


                                         By: /s/ Jeffrey L. Parker
                                            --------------------------------
                                            Name:  Jeffrey L. Parker
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker, Todd Parker and David F. Sorrells, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signatures                                      Title                                   Date
              ----------                                      -----                                   ----
By:  /s/Jeffrey L. Parker                  Chief Executive Officer and Chairman of                March 9, 2006
     -----------------------
     Jeffrey L. Parker                     the Board (Principal Executive Officer)

By:  /s/Cynthia L. Poehlman                Chief Financial Officer (Principal                     March 9, 2006
     -----------------------
     Cynthia L. Poehlman                   Accounting Officer)

By:  /s/Todd Parker                        Vice President and Director                            March 9, 2006
     -----------------------
     Todd Parker

By:  /s/David F. Sorrells                  Chief Technical Officer and Director                   March 9, 2006
     -----------------------
     David F. Sorrells

By:  /s/Stacie Wilf                        Secretary and Treasurer                                March 9, 2006
     -----------------------
     Stacie Wilf

By:  /s/William A. Hightower               Director                                               March 9, 2006
     -----------------------
     William A. Hightower

By:  /s/Richard A. Kashnow                 Director                                               March 9, 2006
     -----------------------
     Richard A. Kashnow

By:  /s/John Metcalf                       Director                                               March 9, 2006
     -----------------------
     John Metcalf

              Signatures                                      Title                                   Date
              ----------                                      -----                                   ----
By:  /s/William L. Sammons                 Director                                               March 9, 2006
     -----------------------
     William L. Sammons

By:  /s/Nam P. Suh                         Director                                               March 9, 2006
     -----------------------
     Nam P. Suh

By:  /s/Papken S. der Torossian            Director                                               March 9, 2006
     --------------------------
     Papken S. der Torossian